Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2007 OPERATING RESULTS

Houston, Texas, March 11, 2008 - Dune Energy, Inc. (AMEX: DNE) today announced record operating results for the fourth quarter and calendar year 2007.

Revenue and Production

Revenue for the fourth quarter totaled $39.8 million and $84.3 million for calendar year 2007. This compares with $3.4 million and $7.6 million for the fourth quarter and full year 2006, respectively. Production volumes in the fourth quarter were 281 Mbbls of oil and 2.15 Bcf of natural gas, or 3.8 Bcfe for the fourth quarter and 9.0 Bcfe for the full year 2007. This compares with 17 Mbbls of oil and 0.43 Bcf of natural gas, or 0.53 Bcfe for the fourth quarter of 2006, and 1.1 Bcfe for the full year 2006. In 2007, the average sales price per barrel of oil was $76.14, and $7.25 per Mcf for natural gas, as compared with $59.77 per barrel and $5.99 per Mcf, respectively, in 2006. The primary reasons behind the increase in revenue were higher production and higher average sales prices in 2007 versus 2006.

Costs and Expenses

Lease operating expenses, production taxes and transportation for the fourth quarter totaled $12.6 million and $32.4 million for calendar 2007. This compares with $0.43 million and $2.0 million for the fourth quarter and the full year 2006, respectively. The 2007 total includes a significant number of non-recurring workovers which accounted for $6.0 million of the total lease operating expense, of which $2 million was expensed in the fourth quarter. Production and ad-valorem taxes accounted for an additional $7.6 million for the year, of which $3.7 million occurred in the fourth quarter, while transportation and gathering in 2007 accounted for $1.8 million, and $486,000 in the fourth quarter. DD&A expense was $13.1 million for the fourth quarter and $36.3 million for 2007. Cash G&A expense totaled $5.8 million for the fourth quarter and $14.1 million for 2007. Stock based compensation was $8.0 million for the full year 2007 and $936,000 for the fourth quarter. Interest and financing expense was $7.9 million for the fourth quarter and $24 million for 2007.

Earnings

Net income totaled $7.9 million for the fourth quarter of 2007, though a loss of $28.4 million was posted for 2007. Both results were favorably impacted by a $15.3 million income tax benefit derived from the acquisition of Goldking Energy Corporation in May 2007. This compares with a $45.6 million loss in 2006. In 2007 the loss totaled $46.0 million, which included $3.8 million resulting from the accounting treatment associated with a decline in the fair value of certain hedges, plus $13.8 million of preferred dividends that were paid via the issuance of additional shares of preferred stock. Net loss per share both basic and fully diluted for the year was $0.59, based on 72.1 million weighted average shares outstanding.

Operational Highlights

Post the acquisition of Golding Energy, Dune commenced an aggressive development drilling program within its producing fields. In the Barnett Shale play, located primarily in Denton and Wise Counties of North Texas, we drilled 15 wells and acquired another 3 wells in 2007. At year end 2007, proved reserves attributable to our Barnett Shale properties rose 35% from 24.7 Bcfe to 33.4 Bcfe. At our Garden Island Bay field, located in Plaquemines Parish, Louisiana, we drilled 10 wells and realized significant production increases. April production at Garden Island Bay was 5.8 MMcfe/day and December averaged 15.1 MMcfe/day, a 160% increase. At our Comite field, located in East Baton Rouge Parish, Louisiana, we sidetracked an existing well to a deeper zone and established new production and new proved reserves. At Chocolate Bayou, located in Brazoria County, Texas, we drilled a development well with an exploratory extension and established a potentially significant new reservoir. The well has been completed in the shallower primary target at rates exceeding 3 MMcfe/day and 400 Bbl/day. Additional drilling is anticipated in this field during 2008. Dune retained a 100% working interest in the Barnett Shale, Garden Island Bay, Comite and Chocolate Bayou drilling programs in 2007. In addition, we drilled several wells within other fields, and completed numerous workovers, resulting in production increasing to 44 MMcfe/day at year end, as compared with 29 MMcfe/day (proforma) prior to the Goldking Energy acquisition. This represented a 52% increase in production volumes. Proforma proved reserves in the Gulf Coast properties increased from 117.1 Bcfe to 141.9 Bcfe at year end 2007, a 21% increase. Capital expenditures for these projects totaled $149.1 million. Total proved reserves rose 23% from 142 Bcfe to 175 Bcfe at year end 2007.

James A. Watt, President and Chief Executive Officer stated, “We are very pleased with the success of the program in 2007. We put a comprehensive organization together and implemented an aggressive and successful drilling program in the second half of last year. For 2008, we have approved a $121 million capital budget, primarily targeting development opportunities within our existing fields. During the first half of the year, we expect to complete facilities improvements in existing fields, and commence production of the wells initially drilled in late 2007. Our drilling program will be much more active in the latter part of the year, as we anticipate having facilities enhanced and capable of handling increased production volumes. Looking forward into 2009 and beyond, Dune expects to exploit the very significant potential upside of some of our deeper pools, such as Bayou Couba, Garden Island Bay, and Leeville.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300